Exhibit 99.1

           AEP INDUSTRIES INC. PROVIDES 'FLASH' GUIDANCE FOR OPERATING
                   RESULTS OF THE FIRST QUARTER OF FISCAL 2005

     SOUTH HACKENSACK, N.J., Feb. 28 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company") announced today that although complete consolidated financial statements and results for the first quarter of fiscal 2005 are not yet available:

     * We expect net sales from continuing operations to be between $210 million and $220 million compared to net sales of $178 million in the first quarter of fiscal 2004;
     * We expect an increase in sales volume from continuing operations of between 6% and 8% compared to the first quarter of fiscal year 2004;
     * We expect an increase in gross profit from continuing operations in the first quarter of 2005 of more than $1.8 million over that of the first quarter of the fiscal year 2004;
     * We expect operating expenses from continuing operations to increase by approximately $2.6 million in the first quarter of fiscal year 2005. This increase primarily is due to increased delivery costs, legal and financial advisory costs and Sarbanes-Oxley compliance; and
     * We expect operating income from continuing operations will be slightly below (less than $0.5 million) the $6.8 million recorded in the first quarter of fiscal 2004.

     Our French subsidiary, which was disposed of on February 10, 2005, and our Termofilm subsidiary located in Italy, for which the Company has approved a plan to sell, have been classified as "discontinued operations" in the first quarter of fiscal 2005 and are excluded from the above results. In addition, in the first quarter of fiscal year 2005, we will record a loss with respect to these discontinued operations. Our results for the first quarter of fiscal year 2004 have been adjusted to reflect this treatment.

     The expected increase in net sales and gross profit from continuing operations for the first quarter of fiscal 2005 over net sales and gross profit from continuing operations during the corresponding period in fiscal 2004 is primarily due to growth in our North American operations and to our ability to pass through resin costs in North America during the first quarter of fiscal year 2005.

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     The above information is preliminary and is subject in all respects to the completion of various internal analyses and procedures necessary to finalize our consolidated financial statements for the three months ended January 31, 2005.

     AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in eight countries throughout North America, Europe and Australasia.

     Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

SOURCE  AEP Industries Inc.
    -0-                             02/28/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer, AEP Industries, +1-201-807-2330, feeneyp@aepinc.com